Exhibit 99.1

HQSM  Secures USD 60 Million  Loan  Guarantees  for  Acquisition  and  Expansion
Strategy

HQ Sustainable Maritime Industries, Inc. (HQ) (OTC BB: HQSM), a Delaware corporation engaged in integrated aquaculture and aquatic product processing, announced today that it has signed a loan guarantee commitment letter with Alps Resources Bankers Inc.(Alps), a Florida corporation, for loan guarantees of up to an aggregate of USD 60 million. Alps will provide to HQ's Banks, a Bank Guarantee allowing HQ to borrow the funds necessary to its expansion plans. The first round of funding of USD 10 million is expected for mid August. No guarantees can be given that HQ will exercise its right to this first round of funding. Pursuant to the terms and conditions of the agreement, HQ will appoint two directors, designated by Alps, to the Board of HQSM and Alps will receive, as collateral, a block of control shares from the founders of HQSM.

The funds are intended to be used to execute the roadmap announced earlier this year by HQSM Chairman Lillian Wang. The first step will be the expansion of HQSM's distribution marketing and branding initiatives in the United States. This will coincide with the planned documentary to be broadcast this fall on CNBC. No assurances can be given that the funds will be used precisely for this purpose or that such funds will produce increased revenues or profits.


Said Norbert Sporns, CEO of HQSM, "We are pleased to receive strong support from Alps for the expansion of our growth plan. Each step of our development is a carefully crafted reflection of our commitment to quality in the products we deliver. Educating the public to the important health benefits of these products will be greatly facilitated through access to this expansion capital. Increased branding and marketing of our products will improve revenues and profitability while maintaining the high standards of production made possible through vertically integrated production."


Said Bernard Lapointe, President of Alps Bankers Canada, "We are pleased to be a partner in the development of HQSM. We are committed to support HQSM through the execution of its growth plan in bringing only the highest quality products to the market through HQSM."


About HQ Sustainable Maritime Industries, Inc.


HQ Sustainable Maritime Industries, Inc. is an integrated aquaculture and aquatic product processing company, with operations based in the environmentally pristine island province of Hainan, in the South China Sea. HQ's activities include using renewable ocean resources, practicing cooperative sustainable aquaculture, using nutraceutically enriched feeds and conducting fish processing and sales. Its variety of farmed and ocean-harvested products -- ranging from tilapia and shrimp to squid and red snapper -- are sold around the world. The Company holds HACCP certification from the U.S. FDA and the EU Code assignment of quality, permitting its products to be sold in these international markets. It has recently acquired a nutraceuticals and health products company, which is HACCP certified, and produces and sells products subject to stringent laboratory tests certified by the China Ministry of Health. This plant produces nutraceuticals, which enrich feed used by HQ's cooperative aquaculture operations. In addition to operational offices based in Haikou, Hainan, HQ has offices in Montreal, Hong Kong, New York City, Beijing, and Shanghai. (http://www.hqfish.com)


About Alps Resources Bankers Inc.


Alps Resources Bankers Inc., also known as Alps Bankers, forms part of the AR Group of Companies. Alps Bankers is headquartered in Palm Beach, Florida and is represented in Europe, Russia, Switzerland and Canada.

Alps Bankers is divided in four main Departments:

--   Securities Department;
--   Accounting & Trust Department;
--   International Fund Department;
--   Legal Department.


The Securities Department is actively involved in IPOS, Bond issues, etc...


The  Accounting  &  Trust   Department  is  actively   involved  in  Accounting,
Management, Assets Enhancement, Assets Management, etc...


The   International   Fund   Department  is  actively   involved  in  Mergers  &
Acquisitions, Investments, Investment Funds, etc...


The Legal Department takes care of all our legal issues as well as SEC relations, escrow closings, Bond issues, etc...


The Management Team of Alps Bankers, its affiliates, subsidiaries and others have a total combined experience of more than 275 years in Business in general. (http://www.alpsbankers.com )


Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HQ Sustainable Maritime Industries, Inc. (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."